UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 10, 2005

Date of Report (Date of earliest event reported)

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-06523	33-0569235
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Goodyear, Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 837-3700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 10, 2005, Micro Therapeutics, Inc. (the “Company”), issued a press release announcing that on Friday, October 7, 2005, it received a formal offer from ev3 Inc. (“ev3”), the Company’s majority stockholder, to purchase all of the outstanding common stock of the Company not already owned by ev3 or its affiliates. The Company’s special independent committee engaged legal and financial advisors to assist it in its evaluation. Following preliminary negotiations, the special independent committee informed ev3 that, based on its analysis to date, it is prepared to recommend acceptance of ev3’s most recent offer to acquire the Company’s outstanding common stock that it does not currently own in exchange for a number of shares of ev3 common stock based on an exchange ratio of .45797 of a share of ev3 common stock for each share of the Company’s common stock, subject to satisfactory due diligence, final agreement regarding the terms of the exchange offer and related documentation and receipt of a formal fairness opinion from the special committee’s financial advisor. A copy of the press release and ev3 offer letter are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated October 10, 2005.

99.2	Letter to board of directors of Micro Therapeutics, Inc. regarding the offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

Date: October 10, 2005	By:	/s/ Thomas C. Wilder, III
Thomas C. Wilder, III, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Press Release dated October 10, 2005.

99.2	Letter to board of directors of Micro Therapeutics, Inc. regarding the offer.